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                                                                    Exhibit 99.2


                    ENGAGE CLOSES ACQUISITION OF MEDIABRIDGE

Aggressively Positions Engage to Drive Offline and Online Marketing Activities
                  With Closed Loop Targeted Marketing Software


ANDOVER, MASS., SEPTEMBER 12, 2000 - Marketers today are faced with the evolving challenge of integrating new interactive channels into their traditional offline marketing businesses. In an effort to increase the ease by which customers manage marketing efforts in this new environment, Engage, Inc. (Nasdaq: ENGA), today announced that it has closed its acquisition of Acton, Mass.-based MediaBridge Technologies, Inc., a leading provider of closed-looped, permission-based target marketing solutions. With MediaBridge, now known as Engage Software, Engage is positioned to provide marketing solutions consisting of software, media and services to online and offline marketers and publishers. Engage will now be positioned for its software to drive media sales and its media to create demand for its software. The products and services enable marketers to target, manage, deliver and measure promotional campaigns across traditional offline media and new emerging online channels.

"This acquisition represents an important step in the fundamental transformation of Engage's business and business model," said Paul Schaut, president and CEO of Engage. "Earlier this year, we began the transformation to an online marketing solutions company with the inclusion of Flycast and AdSmart. With MediaBridge, Engage's business is now balanced across media, analytics, and marketing infrastructure. We believe we can now reach into offline marketing budgets, while growing the online market dollars spent by managing promotions that span across on and offline, media as well as helping traditional marketers move online."

Under the terms of the agreement, total consideration including options assumed, were approximately 14.25 million shares of Engage common stock. Bob Angelo, former CEO of MediaBridge, will become president of Engage Software and will report directly to Paul Schaut, president and CEO of Engage.

Engage Software Infrastructure Delivers Consistent Brand Messages Through Multi-Channel Marketing Solution. For traditional retailers, catalogers and publishers who are embracing the Internet or are considering moving online in the near future, MediaBridge offers a multi-channel marketing solution. MediaBridge enables marketers to more efficiently manage and measure the success of promotions; manage vast amounts of product information including pricing, images and promotional offers, as well as deliver consistent brand positioning, messaging and promotional incentives--all of which can be delivered across multiple media types (print, direct mail, and online campaigns) and across multiple channels (retail, catalog, and the Internet).

"By leveraging MediaBridge's products, Engage believes that it is now one of the first companies that can help marketers deliver coordinated messages across the Web and offline media, as well as on their own Web site," said Schaut. "Using MediaBridge's solutions, marketers can deliver consistent messages throughout a consumer's online and offline experiences. By simply coordinating messages across media and channels,


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marketers can increase the likelihood that prospects will convert, first time buyers will become repeat buyers and average customers will become loyal, long-term customers."

MediaBridge Acquisition Positions Engage To Bridge Traditional Offline Marketers To The Online World.

With the power of MediaBridge, Engage is uniquely positioned to help traditional marketers move online. Engage can help traditional marketers understand their online audiences through a combination of software, services and marketing expertise:

     - Engage ProfileServer, which helps marketers generate real-time, accurate profiles of company-specific Web visitors

     - The Engage Knowledge database of anonymous behavioral information on 70MM Internet users

     - Testing and measuring offers, placement and messaging to determine what works best for their specific product and audience

     - Helping marketers manage the complexities of marketing across multiple media and multiple channels

Other benefits to Engage include the ability to cross-sell other Engage products and services to MediaBridge customers, the increased global reach of Engage through the acquisition of MediaBridge's extensive UK operations and the opportunity to balance out Engage's product mix with a higher margin software business, which is expected to enhance the company's move to profitability. "Essentially, the software sales are intended to drive media sales and the media sales are intended to create demand for Engage software sales," said Schaut.

"We are very excited about this acquisition and the subsequent merger of Engage and MediaBridge," said Bob Angelo, president of Engage Software. "Acquiring MediaBridge is the next step towards solidifying Engage's inevitable move into closed-loop marketing solutions by combining all of Engages' online assets together with the MediaBridge offline assets for one of the most powerful marketing infrastructures available."

ABOUT ENGAGE SOFTWARE
Engage Software, a division of Engage Inc., is a leading provider of closed-looped, permission-based, target marketing solutions. Engage Software's marketing solution enables businesses to develop the right promotions targeted at the right customers, using the right media, at the right time. Engage Software leverages customer, product and content data to drive targeted promotions across media channels. To ensure rapid and successful implementation of solutions, we provide professional consulting and deployment services. Engage Software clients and industry partners include internationally acclaimed firms on the leading edge of the eCommerce, retail companies, media, direct marketing, financial services and travel industries. Engage Software is headquartered in Acton, MA with 2 additional US offices and 3 offices in the United Kingdom. For more information about Engage Software, please visit HTTP://WWW.ENGAGE.COM/ SOFTWARE or call (978) 795-7000 or (877) U-ENGAGE.



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ABOUT ENGAGE
Engage, Inc. (Nasdaq: ENGA), a results-oriented online marketing company and a majority owned operating company of CMGI, Inc., provides marketers with media, analysis and technology solutions. Engage's six business divisions, Engage AdKnowledge, Engage Business Media, Engage Enabling Technologies, Engage I/PRO, Engage Media and Engage Software, combine innovative technology and marketing expertise to help online marketers maximize ROI. Based in Andover, Massachusetts, Engage has European headquarters in London and offices worldwide. For more information on Engage and its divisions please call 877-U-ENGAGE or visit WWW.ENGAGE.COM.

Engage is a registered trademark of Engage, Inc. All other products and services mentioned may be trademarks or service marks of their respective owners.

Engage Statement Under the Private Securities Litigation Reform Act This press release includes forward-looking information. All statements other than statements of historical fact, including without limitation, those with respect to Engage's objectives, plans and strategies set forth herein are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties which could cause Engage's future results of operations to differ materially from those anticipated, and other risks detailed in Engage's 1999 Annual Report on Form 10-K and from time to time in Engage's other reports filed with the SEC.